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                                                                    Exhibit 99.1


CONTACT: John M. Hyre 330.258.6080

Roadway Completes Acquisition of Arnold Industries and Sale of Arnold's Logistics Business AKRON, Ohio - November 30, 2001 - Roadway Corporation (NASDAQ: ROAD) announced today that it has closed its acquisition of Arnold Industries, Inc. (NASDAQ: AIND) of Lebanon, Pennsylvania and its sale of Arnold Industries' logistics business to Edward H. Arnold and Arnold Logistics, LLC.

The total value of the acquisition, net of the sale of the logistics operation, is approximately $491 million. Roadway funded the acquisition with the proceeds of various financings. As a result of the acquisition, the shareholders of Arnold Industries will receive $21.75 per share in cash. The shareholders of Arnold Industries approved the acquisition at a special meeting held November 20, 2001. After the acquisition of Arnold Industries was completed, Arnold Industries' logistics business was sold to Edward H. Arnold and Arnold Logistics, LLC for $105 million in cash.

Michael W. Wickham, Chairman and CEO of Roadway Corporation stated, "We are pleased to conclude these transactions. We can now focus on the future of Roadway Corporation." "This purchase brings together the premier service providers in the less-than-truckload industry. New Penn provides superior next-day ground service, and Roadway Express offers unmatched two- to-five day regional, longhaul and international freight services. These are two different markets requiring two different networks and operations. In order for each to continue to deliver the excellent service customers have come to expect, we do not intend to integrate their operations. Each will continue to do what it does best."

"Arnold Transportation Services joins the Roadway family as an excellent provider of irregular route and dedicated truckload services. It brings us an additional channel to expand our product offerings, better serve our customers' needs and grow through new opportunities in the truckload market."

"From a shareholder standpoint, this acquisition is both strategically and financially sound. The next-day ground market is the fastest growing and most profitable segment in the transportation industry. Arnold's excellent financial performance is expected to immediately add to Roadway's profitability, and the combined cash flows from these companies is expected to help us quickly pay down our debt. That will clear the way for us to use New Penn's demonstrated knowledge and expertise to expand and grow next-day services in other geographical areas," Wickham concluded.

Note: While most of the information provided herein is historical, some of the comments made are forward-looking statements. Roadway Corporation's actual performance may differ from that forecast as a result of variable factors such as the state of the national economy, capacity and rate levels in the motor freight industry, fuel prices, the success of Roadway Corporation's operating plans, including its plan for New Penn and Arnold Transportation Services, and uncertainties concerning the impact recent terrorist activities may have on the economy. These forward-looking statements reflect management's analysis only as of the date of this release.

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Roadway Corporation undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. In addition to the disclosure contained herein, readers should carefully review risks and uncertainties contained in other documents that Roadway Corporation files from time to time with the Securities and Exchange Commission.

Included in the Dow Jones Transportation Average, Roadway Corporation (NASDAQ:
ROAD), is a holding company dedicated to identifying opportunities to expand the transportation related service offerings available to customers through the Roadway portfolio of strategically linked transportation companies. Principal among Roadway Corporation's holdings are: Roadway Express, a leading ISO 9002 certified transporter of industrial, commercial and retail goods in the two-to-five day regional and long-haul markets. Roadway Express provides seamless service between all 50 states, Canada, Mexico and Puerto Rico including export services to 66 countries. New Penn Motor Express, a regional, next-day ground less-than-truckload carrier of general commodities serving twelve states in the Northeastern United States, with links to the Midwest and Southeast United States and Ontario, Canada. And, Arnold Transportation Services, an irregular route, dedicated truckload carrier serving short-haul markets in the Northeast, Southeast, Midwest and Southwest regions of the U.S. For additional information, contact the Company at www.roadwaycorp.com.